Exhibit 99.1

                                                                    News Release

[SPRINT LOGO]                                                      Sprint Nextel
                                                        2001 Edmund Halley Drive
                                                               Reston, Va. 20191

                                                                  Media Contact:
                                                    Leigh Horner, (703) 433-3044
                                                         leigh.horner@sprint.com

                                                               Investor Contact:
                                                       Kurt Fawkes, 800-259-3755
                                                   investor.relations@sprint.com


          SPRINT NEXTEL ANNOUNCES APPOINTMENT OF RALPH WHITWORTH TO ITS
                               BOARD OF DIRECTORS


RESTON, Va. - Feb. 12, 2007 - Sprint (NYSE: S) today announced the appointment of Ralph V. Whitworth to the company's Board of Directors. Whitworth is the founder and principal of Relational Investors LLC, a registered investment advisor based in San Diego, Calif.

"We are pleased to have Ralph Whitworth join our board," said James Hance, chairman of the board of Sprint Nextel. "Relational Investors is a large investor in Sprint Nextel, and over the past year I've had several discussions with Ralph and have always come away impressed by his insights and interest in working with our Board and management to enhance shareholder value. He possesses broad financial expertise and has extensive experience as a board member, having served on the boards of eight major public companies."

"I'm pleased to be a member of the Sprint Nextel board," said Whitworth. "I look forward to assisting my fellow board members to rebuild shareholder value. A turnaround at Sprint Nextel won't be easy, but I believe the ingredients are in place to get the job done for the company's shareholders. I am encouraged by the company's new CEO, Dan Hesse. Dan has committed to review all aspects of the company's business and shown a willingness to make tough decisions."

Whitworth, 52, also serves on the board of directors of Sovereign Bancorp, Inc. He previously served both as a member of the board and as chairman at Waste Management Inc., and Apria HealthCare Group Inc., during major turnaround situations. He has also served on the boards of Mattel Inc., Sirius Satellite Radio, Inc., Tektronix Inc., Wilshire Technologies, Inc. and United Thermal Corporation in similar circumstances.

Whitworth will serve on the Board until the 2008 annual meeting, when he will be nominated for re-election by shareholders at that time.

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About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving approximately 54 million customers at the end of 2007; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.